EV Energy Partners to Acquire Gas Properties in Michigan

HOUSTON, Jan 09, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it has signed an agreement to acquire natural gas properties in Michigan, including related hedges, for $71.6 million from certain institutional partnerships managed by EnerVest Management Partners, Ltd. The acquisition, which has been approved by the full Board of Directors, is expected to close by the end of January 2007 and is subject to customary closing conditions and purchase price adjustments.

"We have increased EVEP's reserves by 140% with our first three acquisitions since becoming a publicly-traded partnership approximately three months ago," said John B. Walker, Chairman and CEO. "As with our recently completed acquisitions, these properties are an excellent fit with our existing asset base and we expect the acquisition to be accretive to distributable cash flow per unit."

As a result of this acquisition and the acquisitions completed in December 2006, management anticipates that it will recommend to the Board of Directors a $0.06 increase in the quarterly distribution rate to $0.46 per unit, or a 15% increase, beginning with the distribution for the first quarter of 2007 (payable during the second quarter of 2007) subject to the closing of the acquisition of substantially all of the Michigan properties.

The properties include:

— 341 producing wells located in Otsego & Montmorency Counties, Michigan

— Proved reserves of approximately 56 BCF (89% proved developed producing)

— 100% natural gas

— Operate 100% of wells

— Reserves-to-production ratio of over 22 years

— Net daily production of approximately 6,850 MCF

From the date of closing through 2007, EVEP expects the following for the properties to be acquired:

Net daily production (MCF)	6,650 - 6,850
Operating expenses (incl. production taxes) per MCF	$1.75 - $1.85
Price differential per MCF versus NYMEX	($0.35) - ($0.40)

In addition, EVEP is acquiring hedges related to the properties. The hedges, which are indexed to MichCon Citygate, include:

Period	MMBTU/day	Weighted Average Fixed Price	Weighted Average Floor Price	Weighted Average Cap Price
2007	2,000	$10.255
2007	3,000		$8.00	$9.27
2008	2,000		$8.00	$9.55

EVEP projects that general and administrative expense for 2007, subject to the closing of this acquisition and including the acquisitions completed in December 2006, will be between $5.0 million and $5.4 million.

EVEP plans to initially finance the acquisitions with borrowings under its existing credit facility, and expects to refinance a portion of the borrowings through the issuance of additional equity during the first half of 2007.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. This press release does not constitute an offer of any securities for sale. The securities referred to herein have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com

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